                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

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      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                 LEHMAN BROTHERS HOLDINGS INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

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                                                   LEHMAN BROTHERS HOLDINGS INC.
----------------------------------------------------------------------

RICHARD S. FULD, JR.
Chairman and Chief Executive Officer

                                                               February 28, 2002

Dear Stockholder:

    The 2002 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on Tuesday, April 9, 2002, at 10:30 a.m. (New York time) in the 12th Floor Auditorium of 399 Park Avenue, New York, New York 10022. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

    All holders of record of the Company's outstanding shares of Common Stock and Redeemable Voting Preferred Stock at the close of business on February 15, 2002 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect three
Class I Directors; and (ii) ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year. Accordingly, we request that you promptly sign, date and return the enclosed proxy card, or register your vote online or by telephone according to the instructions on the proxy card, regardless of the number of shares you hold.

                                          Very truly yours,

                                          [Signature]

                         LEHMAN BROTHERS HOLDINGS INC.

                               ------------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To the Stockholders of Lehman Brothers Holdings Inc.:

    The 2002 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the "Company") will be held on Tuesday, April 9, 2002, at 10:30 a.m. (New York time) in the 12th Floor Auditorium of 399 Park Avenue, New York, New York 10022, to:

    1.  Elect three Class I Directors for terms of three years each;

    2. Ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year; and

    3. Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on February 15, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    The Company will admit to the Annual Meeting (1) all Stockholders of record at the close of business on February 15, 2002, (2) persons holding proof of beneficial ownership as of such date, such as a letter or account statement from the person's broker, (3) persons who have been granted proxies and (4) such other persons that the Company, in its sole discretion, may elect to admit. ALL PERSONS WISHING TO BE ADMITTED MUST PRESENT PHOTO IDENTIFICATION. PERSONS ATTENDING THE ANNUAL MEETING MUST ENTER THE 399 PARK AVENUE BUILDING THROUGH ITS LEXINGTON AVENUE ENTRANCE. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD OR REGISTER YOUR INTENTION WHEN VOTING ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS PROVIDED.

    A copy of the Company's Annual Report to Stockholders is enclosed herewith for all Stockholders other than Lehman Brothers employees, to whom the Annual Report is being separately distributed.

                                          By Order of the Board of Directors

                                          [Signature]

                                          Jeffrey A. Welikson
                                          Secretary

New York, New York
February 28, 2002

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR REGISTER YOUR VOTE ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

                         LEHMAN BROTHERS HOLDINGS INC.
                               745 Seventh Avenue
                            New York, New York 10019

                                                               February 28, 2002

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

    VOTE BY PROXY. This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Lehman Brothers Holdings Inc. (the "Company" and, together with its subsidiaries, the "Firm") for use at the 2002 Annual Meeting of Stockholders of the Company to be held on Tuesday, April 9, 2002 at 10:30 a.m. (New York time), or any adjournment thereof (the "Annual Meeting"). The Company expects to mail this Proxy Statement and the accompanying proxy card to the Company's stockholders of record at the close of business on February 15, 2002 (the "Stockholders") on or about
February 28, 2002.

    You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend in person, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed, prepaid envelope, or to vote your shares online or by telephone according to the instructions on the proxy card. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by
(i) giving written notice to the Corporate Secretary of the Company,
(ii) subsequently filing a later dated proxy or (iii) attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

    The enclosed proxy indicates on its face the number of shares of common or voting preferred stock registered in the name of each Stockholder at the close of business on February 15, 2002 (the "Record Date"). Proxies furnished to Company employees also indicate the number of shares, if any, (i) held by the employee under the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the "ESPP"), (ii) that relate to the total number of restricted stock unit awards granted to the employee pursuant to various of the Company's Incentive Plans (as defined below), which shares are held, in part, in the 1997 Trust Under Lehman Brothers Holdings Inc. Incentive Plans (the "Incentive Plans Trust"), (iii) held by the employee in a brokerage account at the Company's wholly owned subsidiary, Lehman Brothers Inc. ("LBI") and/or a brokerage account at Fidelity Brokerage Services LLC ("Fidelity Brokerage"), and (iv) held by the employee under the Lehman Brothers Savings Plan (the "Savings Plan"). Proxies returned by employees will be considered to be voting instructions returned to the Incentive Plans Trust Trustee (the "Incentive Plans Trustee") with respect to the number of shares determined pursuant to the terms of the agreement governing the Incentive Plans Trust. The Incentive Plans Trustee shall implement such voting instructions as described below under "The Voting Stock." Proxies returned by employees holding shares in an LBI or Fidelity Brokerage account will be considered to be voting instructions returned to LBI or Fidelity Brokerage, as applicable, with respect to such shares, and proxies returned by employees holding shares in the Savings Plan will be considered to be voting instructions returned to the Savings Plan trustee with respect to such shares. The Savings Plan trustee shall vote any shares for which no proxy instructions are received in the same proportions as the shares for which it has received instructions.

    GENERAL. Unless contrary instructions are indicated on the proxy or in a vote registered online or by telephone, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

    FOR the election of the three nominees for Class I Directors named below;
and

    FOR the ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 2002 fiscal year.

    In the event a Stockholder specifies a different choice on the proxy or by online or telephone vote, his or her shares will be voted in accordance with the specification so made. Confidential voting is not provided for in the Company's Restated Certificate of Incorporation or By-Laws.

    The Company's 2001 Annual Report has been distributed to Stockholders in connection with this solicitation. A copy (exclusive of exhibits) of the Company's 2001 Form 10-K as filed with the Securities and Exchange Commission (the "SEC") may be obtained without charge by writing to: Lehman Brothers Holdings Inc., 399 Park Avenue, 11th Floor, New York, New York 10022 Attn.:
Corporate Secretary. The Company's 2001 Annual Report and 2001 Form 10-K also will be available through the Lehman Brothers web site at http://www.lehman.com.

    COST OF SOLICITATION. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson Shareholder to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson Shareholder a fee of $11,000 plus expenses for its services.

    The Company also will reimburse brokerage houses, including LBI, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the New York Stock Exchange and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company's voting securities.

    THE VOTING STOCK. The Company has two series of voting stock: Common Stock, par value $.10 per share (the "Common Stock"), and Redeemable Voting Preferred Stock, par value $1.00 per share (the "Redeemable Voting Preferred Stock") (the Common Stock and the Redeemable Voting Preferred Stock are collectively referred to herein as the "Voting Stock").

    As of the Record Date, the following shares of Voting Stock were outstanding:

    - 244,244,497 shares of Common Stock (exclusive of 12,059,632 shares held in treasury), entitled to one vote per share with respect to each matter to be voted on at the Annual Meeting, and

    - 1,000 shares of Redeemable Voting Preferred Stock, entitled to 1,059 votes per share with respect to each matter to be voted on at the Annual Meeting.

    There is no cumulative voting provision for Common Stock or Redeemable Voting Preferred Stock. The Common Stock and the Redeemable Voting Preferred Stock will vote together as a single class on each matter to be voted on at the meeting.

    The two classes of Voting Stock will represent the following aggregate votes at the Annual Meeting:

    - The Common Stock will represent an aggregate of 244,244,497 votes, or 99.6% of the total number of votes entitled to be cast, and

    - The Redeemable Voting Preferred Stock will represent an aggregate of 1,059,000 votes, or 0.4% of the total number of votes entitled to be cast.

    The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock and Redeemable Voting Preferred Stock outstanding and entitled to vote on the Record Date shall constitute a quorum.

    The Incentive Plans Trust holds shares of Common Stock ("Trust Shares") issuable to future, current and former employees of the Company in connection with the granting to such employees of restricted stock units ("RSUs") under the Company's Employee Incentive Plan (the "Employee Incentive Plan"), the Company's 1994 Management Ownership Plan (the "1994 Plan") and the

Company's 1996 Management Ownership Plan (together with the Employee Incentive Plan and the 1994 Plan, the "Incentive Plans").

    The Incentive Plans Trust provides that the Incentive Plans Trustee will vote all Trust Shares in accordance with instructions received from persons who have received RSUs under the Incentive Plans ("Current Participants"). For each Current Participant, the Incentive Plans Trustee shall vote or abstain from voting, according to instructions received from such Current Participant, with respect to that number of Trust Shares that results from multiplying (x) the number of Trust Shares existing on the Record Date by (y) a fraction, the numerator of which is the number of RSUs held by such Current Participant and as to which the Incentive Plans Trustee has received voting instructions from such Current Participant, and the denominator of which is the total number of RSUs held by all Current Participants and as to which the Incentive Plans Trustee has received voting instructions. As is the case for all Voting Stock of the Company, voting instructions given with respect to RSUs will not be confidential.

    As of the Record Date, 49,760,157 Trust Shares (representing 20.3% of the votes entitled to be cast at the Annual Meeting) were held by the Incentive Plans Trust.

    STOCKHOLDERS ENTITLED TO VOTE. Only Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    To the knowledge of management, except for the Incentive Plans Trust (described above) and as described below, no person beneficially owned more than five percent of any class of Voting Stock as of the Record Date.

                                                                                  NUMBER OF   PERCENT OF
TITLE OF CLASS                                     BENEFICIAL OWNER                SHARES     CLASS (A)
--------------                         -----------------------------------------  ---------   ----------
Redeemable Voting                      American Express Company (b)
  Preferred Stock....................                                                928(c)      92.8
                                       Nippon Life Insurance Company (d)              72(e)       7.2

------------------------

(a) Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on the Record Date.

(b) The address of American Express Company ("American Express") is 3 World Financial Center, New York, New York 10285.

(c) Based upon information furnished by American Express, American Express has sole investment and sole voting power over all shares.

(d) The address of Nippon Life Insurance Company ("Nippon Life") is 2-2, Yurakucho, 1-Chome, Chiyoda-ku, Tokyo, 100-8444, Japan.

(e) Based upon information furnished by Nippon Life, Nippon Life has sole investment and sole voting power over all shares.

                                   PROPOSAL 1
                         ELECTION OF CLASS I DIRECTORS

    At the Annual Meeting three Class I Directors are to be elected, each to serve until the Annual Meeting in 2005 and until his successor is elected and qualified. The Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated Class I, Class II and Class III. The terms of the Class II and Class III Directors continue until the Annual Meetings in 2004 and 2003, respectively, and until their respective successors are elected and qualified.

    The three nominees for Director are Michael L. Ainslie, John F. Akers and Richard S. Fuld, Jr., who were first elected Directors in 1996, 1996 and 1990, respectively.

    The three nominees receiving the greatest number of votes cast by the holders of the Voting Stock will be elected as Class I Directors of the Company. Abstentions and broker nonvotes will be disregarded and will have no effect on the vote for directors. Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, each of whom has consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES.

    The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation(s).

              NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO SERVE
                 UNTIL THE 2005 ANNUAL MEETING OF STOCKHOLDERS

MICHAEL L. AINSLIE                                   DIRECTOR SINCE 1996                              AGE: 58

    PRIVATE INVESTOR AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SOTHEBY'S HOLDINGS. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 he was President and Chief Executive Officer of the National Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati-based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey & Company. Mr. Ainslie is a Director of the St. Joe Company and Artesia Technologies, an internet software provider. He is a Trustee of Vanderbilt University, and also serves as Chairman of the Posse Foundation. Mr. Ainslie serves as a member of the Audit Committee.

JOHN F. AKERS                                        DIRECTOR SINCE 1996                              AGE: 67

    RETIRED CHAIRMAN OF INTERNATIONAL BUSINESS MACHINES
CORPORATION. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement on May 1, 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co., The New York Times Company, PepsiCo, Inc. and Hallmark Cards, Inc. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the Board of Governors of United Way of America. Mr. Akers is also a former member of President George Bush's Education

Policy Advisory Committee. Mr. Akers serves as a member of the Finance Committee and the Compensation and Benefits Committee.

RICHARD S. FULD, JR.                                 DIRECTOR SINCE 1990                              AGE: 55

    CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. Mr. Fuld serves as the Chairman of the Executive Committee and as Chairman and a nonvoting member of the Nominating Committee. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division of Shearson Lehman Brothers Inc. from August 1990 to
March 1993. Mr. Fuld was a Vice Chairman of Shearson Lehman Brothers from
August 1984 until 1990. Mr. Fuld has been a Director of LBI since 1984.
Mr. Fuld joined Lehman Brothers in 1969. Mr. Fuld is a member of the Board of Governors of the New York Stock Exchange and is Chairman of the U.S. Thailand Business Council (USTBC). He is also a former member of the President's Advisory Committee on Trade Policy Negotiations. Mr. Fuld is a trustee of the Mount Sinai Medical Center, and former Chairman of the Mount Sinai Children's Center Foundation. He currently serves on the foundation's Executive Committee. In addition, he is a member of the University of Colorado Business Advisory Council, is a member of the Executive Committee of the New York City Partnership and serves on the Board of Directors of Ronald McDonald House.

                    CLASS II DIRECTORS WHOSE TERMS CONTINUE
                 UNTIL THE 2004 ANNUAL MEETING OF STOCKHOLDERS

ROGER S. BERLIND                                     DIRECTOR SINCE 1985                              AGE: 71

    THEATRICAL PRODUCER. Roger S. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981.
Mr. Berlind is also a Director of LBI, a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O'Neill Theater Center and the American Academy of Dramatic Arts.
Mr. Berlind serves as the Chairman of the Audit Committee and as a member of the Finance Committee.

DINA MERRILL                                         DIRECTOR SINCE 1988                              AGE: 73

    DIRECTOR AND VICE CHAIRMAN OF RKO PICTURES, INC. AND ACTRESS. Dina Merrill, a Director and Vice Chairman of RKO Pictures, Inc., is an actress and a private investor. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the Board of Orbis International, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill serves as a member of the Compensation and Benefits Committee and the Nominating Committee.

                    CLASS III DIRECTORS WHOSE TERMS CONTINUE
                 UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS

THOMAS H. CRUIKSHANK                                 DIRECTOR SINCE 1996                              AGE: 70

    RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF HALLIBURTON
COMPANY. Mr. Cruikshank was the Chairman and Chief Executive Officer of Halliburton Company, a major petroleum industry service company, from 1989 to 1995 and President and Chief Executive Officer from 1983 to 1989. He joined Halliburton in 1969, and served as a Director from 1977 to 1996. Mr. Cruikshank is a member of the Board of Directors of The Goodyear Tire & Rubber Company and The Williams Companies, Inc. Mr. Cruikshank serves as a member of the Audit Committee.

HENRY KAUFMAN                                        DIRECTOR SINCE 1995                              AGE: 74

    PRESIDENT OF HENRY KAUFMAN & COMPANY, INC. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc, where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon's four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. Dr. Kaufman is a Director of Federal Home Loan Mortgage Corporation and the Statue of Liberty-Ellis Island
Foundation Inc. He is the Chairman of the Board of Trustees of the Institute of International Education, a Member of the Board of Trustees of New York University, a Member (and the Chairman Emeritus) of the Board of Overseers of the Stern School of Business of New York University and a Member of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the Board of Trustees of the Whitney Museum of American Art, a Member of the International Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the International Monetary Fund Staff Retirement Plan, a Member of the Board of Governors of Tel-Aviv University and Treasurer (and former Trustee) of The Economic Club of New York. Dr. Kaufman serves as the Chairman of the Finance Committee and as a member of the Nominating Committee.

JOHN D. MACOMBER                                     DIRECTOR SINCE 1994                              AGE: 74

    PRINCIPAL OF JDM INVESTMENT GROUP. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of Mettler-Toledo International and Textron Inc. He is Chairman of the Council for Excellence in Government and Vice Chairman of the Atlantic Council. He is a Director of the National Campaign to Prevent Teen Pregnancy and the Smithsonian Institute and a Trustee of the Carnegie Institution of Washington and the Folger Library. Mr. Macomber serves as the Chairman of the Compensation and Benefits Committee and as a member of the Executive Committee and the Nominating Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Executive, Audit, Compensation and Benefits, Finance and Nominating Committees of the Board of Directors are described below.

    EXECUTIVE COMMITTEE. The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent three times during the fiscal year ended November 30, 2001 ("Fiscal 2001").

    AUDIT COMMITTEE. The Audit Committee consists of Mr. Berlind, who chairs the Audit Committee, and Messrs. Ainslie and Cruikshank, all of whom are non-employee Directors and are independent as defined in the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the audit plan, fees and audit results, and approves non-audit services to be performed by the auditors and related fees. The Audit Committee held four meetings during Fiscal 2001.

    COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Macomber, who chairs the Compensation Committee, and Mr. Akers and Ms. Merrill, all of whom are non-employee Directors. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Firm, including establishing compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation and stock purchase plans and other programs, and making grants under such plans. The Compensation Committee also establishes and administers all of the Company's employee benefit and compensation plans and has the authority, where appropriate, to delegate its duties. The Compensation Committee held five meetings and acted by unanimous written consent two times during Fiscal 2001.

    FINANCE COMMITTEE. The Finance Committee consists of Dr. Kaufman, who chairs the Finance Committee, and Messrs. Akers and Berlind. The Finance Committee reviews and advises the Board of Directors on the financial policies and practices of the Company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held one meeting during Fiscal 2001.

    NOMINATING COMMITTEE. The Nominating Committee consists of Mr. Fuld, who chairs the Nominating Committee but is a nonvoting member, and three non-employee Directors, Messrs. Kaufman and Macomber and Ms. Merrill. The Nominating Committee considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. The Nominating Committee held one meeting during Fiscal 2001. The Nominating Committee will consider nominees for Director recommended by Stockholders. Stockholders wishing to submit recommendations for the 2003 Annual Meeting of Stockholders should write to the Corporate Secretary, Lehman Brothers Holdings Inc., 399 Park Avenue, 11th Floor, New York, New York 10022. The Company's By-Laws contain time limitations, procedures and requirements relating to Stockholder nominations.

                      ATTENDANCE AT MEETINGS BY DIRECTORS

    The Board of Directors held six meetings during Fiscal 2001. During Fiscal 2001, all Directors attended 75 percent or more of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a Director. The number of meetings held by each Committee during Fiscal 2001 is set forth above.

                           COMPENSATION OF DIRECTORS

    Non-employee Directors receive an annual cash retainer of $45,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the total number of meetings. In addition, each non-employee Director who served as a chairman of a Committee of the Board of Directors received an additional annual retainer of $15,000 per Committee, and each non-employee Director who served as a Committee member received $1,500 per Committee meeting or unanimous written consent.

    RESTRICTED STOCK UNIT AND OPTION GRANTS FOR NON-EMPLOYEE DIRECTORS. An annual equity retainer in the form of a grant of 2,500 RSUs is made to each non-employee Director on the day of the Company's Annual Meeting of Stockholders. As of each date that a dividend is paid on Common Stock, each non-employee Director holding RSUs is credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the non-employee Director, divided by (C) the closing price of the Common Stock on the New York Stock Exchange on such date. The RSUs vest immediately and are payable in Common Stock upon death, disability or termination of service.

    Alternatively, a non-employee Director may elect to receive an option to purchase 7,500 shares of Common Stock, with an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on the date the award is made. Such option has a ten-year term, is not forfeitable, and becomes exercisable in one-third increments on each of the first three anniversaries of the award date or, if sooner, upon termination of service.

    THE COMPANY'S DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company's Deferred Compensation Plan for Non-employee Directors is a nonqualified deferred compensation plan, which provides each non-employee Director an opportunity to elect to defer receipt of cash compensation to be earned for services on the Board of Directors. Each non-employee Director may elect to defer all or a portion of his or her future cash compensation with respect to one or more terms as Director. Such election can be revoked only by a showing of financial hardship and with the consent of the Compensation Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the non-employee Director. Payments commence as the non-employee Director elects, at a specified date in the future or upon termination of service as a non-employee Director.

    THE COMPANY'S FROZEN RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Prior to May 1994, the Company maintained the Company's Retirement Plan for Non-employee Directors which was a nonqualified retirement plan which provided a limited annual retirement benefit for non-employee Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any non-employee Director who had, on such date, completed at least five years of service as a Director (determined in accordance with the plan) has vested benefits under the plan. Any individual who was a non-employee Director on such date, but had not completed five years of service as of such date, acquired vested benefits under this plan at the time such individual completed such five years of service as a Director. Any individual who became a non-employee Director after such date was ineligible to participate in this plan. Vested benefits under this plan will be paid after a participant ceases to be a Director.

                       EXECUTIVE OFFICERS OF THE COMPANY

    Biographies of the current Executive Officers of the Company (the "Executive Officers") are set forth below, excluding Mr. Fuld's biography, which is included above. Each Executive Officer serves at the discretion of the Board of Directors.

DAVID GOLDFARB                                                                                        AGE: 44

    CHIEF FINANCIAL OFFICER. Mr. Goldfarb has been the Chief Financial Officer of the Company since April 2000 and is a member of the Firm's Operating Committee. Mr. Goldfarb served as the Company's Controller from July 1995 to April 2000. Mr. Goldfarb has been the Chief Financial Officer of LBI since
July 1998. Mr. Goldfarb joined the Firm in 1994; prior to that, Mr. Goldfarb was a partner at Ernst & Young.

JOSEPH M. GREGORY                                                                                     AGE: 49

    CHIEF ADMINISTRATIVE OFFICER. Mr. Gregory has been the Chief Administrative Officer of the Company since April 2000. From 1996 to April 2000 Mr. Gregory was Head of the Firm's Global Equities Division, in charge of the overall equities business. Mr. Gregory is also a member of the Firm's Executive Committee and Operating Committee. From 1994 to 1996 he was Head of the Firm's Fixed Income Division. He was named Co-Head of the Fixed Income Division in 1991. From 1980 to 1991, he held various management positions in the Fixed Income Division, including Head of the Firm's Mortgage Business. Mr. Gregory joined the Firm in 1974 as a commercial paper trader. Mr. Gregory is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

JEREMY M. ISAACS                                                                                      AGE: 37

    CHIEF EXECUTIVE OFFICER--EUROPE AND ASIA. Mr. Isaacs has been the Head of the Firm's Asian operations since April 2000 and Head of the Firm's European operations since December 1999. He is also a member of the Firm's Executive Committee and Operating Committee. Mr. Isaacs joined the Firm in 1996 as Co-Chief Operating Officer, European Equities, and later that year became Head of the Firm's global equity derivatives activities. In 1997 he additionally became Head of the Firm's overall equities activities in Europe. In March 1999 he was appointed Chief Operating Officer of European activities, and in December 1999 was appointed Chief Executive of the Firm's European activities. Prior to joining Lehman Brothers, Mr. Isaacs was an Executive Director at Goldman Sachs, a firm he joined in 1989. Mr. Isaacs is a member of the Advisory Board (Europe, Middle East and Asia Region) of Electronic Data Systems Corporation.

BRADLEY H. JACK                                                                                       AGE: 43

    HEAD OF INVESTMENT BANKING DIVISION. Mr. Jack has been the Head of the Firm's Investment Banking business since 1996. Mr. Jack is also a member of the Firm's Executive Committee and Operating Committee. From 1993 to 1996 he was a Sector Head in Investment Banking, responsible for the Firm's businesses involving Debt Capital Markets, Financial Services, Leveraged Finance and Real Estate. Prior to that he was head of the Firm's Fixed-Income Global Syndicate activities. Mr. Jack joined the Firm in 1984 as an associate in the Fixed Income Division. Mr. Jack is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation and a member of the Board of Trustees of the Juilliard School.

JEFFREY VANDERBEEK                                                                                    AGE: 44

    HEAD OF CAPITAL MARKETS DIVISION. Mr. Vanderbeek is Head of the Firm's Capital Markets Division and previously served as Co-Head of that Division. From 1996 to April 2000, Mr. Vanderbeek was Head of the Fixed Income Division, in charge of the overall fixed income business. Mr. Vanderbeek is also a member of the Firm's Executive Committee and Operating Committee. He became Chief Operating Officer of the Fixed Income Government Department in May 1993 and Chief Operating Officer of the Fixed Income Derivatives Department in
June 1993. Mr. Vanderbeek joined Lehman Brothers in February 1984 as Managing Director and Chief Operating Officer in the Fixed Income Central Funding Department. Mr. Vanderbeek is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth beneficial ownership information as of January 31, 2002 with respect to the Common Stock for each current Director of the Company (including all nominees for Director), each Executive Officer named in the tables set forth under "Compensation of Executive Officers" below and all current Directors and Executive Officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the Directors or Executive Officers beneficially owned any of the Company's other outstanding equity securities as of January 31, 2002.

                                                                NUMBER OF SHARES OF
                                                               COMMON STOCK WHICH MAY        PERCENT OF
                                        NUMBER OF SHARES     BE ACQUIRED WITHIN 60 DAYS     OUTSTANDING
BENEFICIAL OWNER                       OF COMMON STOCK (A)      OF JANUARY 31, 2002       COMMON STOCK (B)
----------------                       -------------------   --------------------------   ----------------
Michael L. Ainslie (c)...............          23,953                    12,224                    *
John F. Akers........................           8,458                    12,224                    *
Roger S. Berlind (d).................         291,456                    12,224                    *
Thomas H. Cruikshank.................          23,792                         0                    *
Richard S. Fuld, Jr..................       4,239,658                 2,456,640                 2.71
Joseph M. Gregory....................       1,982,840                 1,900,000                 1.58
Jeremy M. Isaacs.....................         444,651                   921,142                    *
Bradley H. Jack......................       1,404,285                 1,764,500                 1.29
Henry Kaufman (e)....................          33,750                     9,820                    *
John D. Macomber.....................          59,456                    12,224                    *
Dina Merrill.........................          21,936                    12,224                    *
Jeffrey Vanderbeek...................       1,607,482                 1,900,000                 1.43
All current Directors and Executive
  Officers as a group (13
  individuals).......................      10,279,421                 9,021,078                 7.62

------------------------

*   Less than one percent.

(a) Amounts include vested and unvested RSUs. RSUs are convertible on a one-for-one basis into shares of Common Stock, but cannot be sold or transferred until converted to Common Stock and, with respect to each person identified in the table, are not convertible within 60 days following January 31, 2002. A portion of the vested RSUs held by the Executive Officers are subject to forfeiture for detrimental or competitive activity. Nonetheless, an Executive Officer who holds RSUs will be entitled to direct the Incentive Plans Trustee to vote a number of Trust Shares that is proportionate to the number of RSUs held irrespective of vesting; such number of Trust Shares will be calculated prior to the Annual Meeting and will be determined by the number of Trust Shares held by the Incentive Plans Trust on the Record Date and the extent to which Current Participants under the Incentive Plans return voting instructions to the Incentive Plans Trustee. See "Introduction--The Voting Stock."

(b) Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on the Record Date.

(c) Includes 3,500 shares held by Mr. Ainslie's private charitable foundation, as to which Mr. Ainslie disclaims beneficial ownership.

(d) Includes 80,000 shares held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.

(e) Includes 25,000 shares held by Dr. Kaufman's wife, as to which Dr. Kaufman disclaims beneficial ownership.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee oversees the compensation programs of the Company, with particular attention to the compensation of the Company's Chief Executive Officer and the other Executive Officers. The Compensation Committee is comprised of Mr. Macomber, who chairs the Compensation Committee, Mr. Akers and Ms. Merrill.

    In making its decisions with respect to the compensation of Executive Officers, the Compensation Committee has adopted the following philosophical positions and policies:

    - Deliver a significant portion of total compensation in equity-based awards, thereby aligning the financial interest of Executive Officers with stockholders and encouraging prudent long-term strategic decisions. Where feasible, based on market conditions and other factors, shares will be repurchased in the market to avoid stockholder dilution.

    - Tie compensation for Executive Officers to both annual and long-term performance goals, which further aligns the interests of Executive Officers with those of stockholders and rewards Executive Officers for achievements.

    - Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm may recruit and retain talented Executive Officers who are key to the Company's long-term success.

    The elements and weightings of the compensation program at the Company are comparable to those used in the investment banking industry, but are considerably different from those of other major corporations operating in different industries. The securities industry typically pays higher levels of compensation than other industries, such as manufacturing, transportation, utilities or retail. The nature of the securities industry requires that the workforce consist of a large percentage of highly skilled professionals, who are in great demand due to the revenue they can generate. Competitive pressure to hire these professionals results in high levels of compensation in order to attract and retain the talent needed to compete effectively.

    Total compensation is comprised of base salary and both cash and noncash incentive compensation. Base salaries are intended to make up a small portion of total compensation. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which follow the financial performance of the Company.

    As in years past, a key element of Executive Officer compensation for Fiscal 2001 was a pre-established compensation formula, which in Fiscal 2001 was based on the Company's return on equity. The formulas were intended to provide a specific amount of annual compensation, which is paid in cash and Restricted Stock Units ("RSUs"). The RSUs are subject to significant vesting and forfeiture restrictions, and cannot be sold or transferred until converted to Common Stock.

    Additionally, Fiscal 2001 Executive Officer compensation included a long-term incentive plan ("LTIP") as a component of total compensation. Whereas the cash and RSU components of total compensation are based upon annual performance goals, the LTIP awards Performance Stock Units ("PSUs") over a longer period. Under the current LTIP, the Company's return on equity as well as any price appreciation in the Common Stock over a three and one-half year period which began June 1, 2000 will determine an award of RSUs which will vest in one-third increments in 2006 through 2008. The performance component of the LTIP seeks to further align executive performance with Stockholder interests. The vesting component seeks to encourage the retention of talented executives, particularly if the Company's return on equity and stock price result in a meaningful award.

    The Compensation Committee also utilized stock option awards in Fiscal 2001 to further encourage Executive Officers to strive for long-term Stockholder value. The options were awarded with exercise prices equal to fair market value on the date of the grant, and with terms providing for exercisability in three years if the market price of the Common Stock increases to a level well above the market price on the date of grant. However, if the price targets are not achieved, exercisability for all or a portion of the options is delayed until four and one-half years after the date of grant. The Compensation Committee believes that options assist the Firm in maintaining a competitive compensation program.

    In determining overall Executive Officer compensation for Fiscal 2001, the Compensation Committee also considered a number of business factors and conditions. Despite the difficult economic and market conditions and the impact of September 11, the Company reported its second best year ever in terms of revenues and net income in Fiscal 2001. The Company has continued to deliver strong performance in terms of return on equity relative to competitor firms. In addition, the Compensation Committee reviewed compensation provided in the prior year, along with estimates of compensation for the current year, for competitor firms. In making its determinations, the Compensation Committee had available to it third-party advisors knowledgeable about industry practices.

    In establishing Fiscal 2001 compensation for Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, the Compensation Committee considered the following performance factors (to which it did not assign any specific relative weights):

    - Overseeing the strong financial results of the Company in a difficult business environment.

    - Gaining market share in most major product categories in investment banking and capital markets.

    - Fostering an environment that attracts and retains talented, high potential individuals throughout the organization.

    - Demonstrating extraordinary leadership and successfully managing the Company's disaster recovery plan following the tragic events of September 11.

    On the general criteria of leadership, management and governance, it is the Compensation Committee's judgment that Mr. Fuld's Fiscal 2001 performance was exceptional. However, the actual financial results of the Company for Fiscal 2001 were lower than for 2000. Since the major portion of Mr. Fuld's compensation is based on financial results, his Fiscal 2001 compensation reflects a decrease from 2000.

    Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million unless the payments are made under qualifying performance-based plans. For the compensation year ended
November 30, 2001, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to Executive Officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          Compensation and Benefits Committee:
                                          John D. Macomber, Chairman
                                          John F. Akers
                                          Dina Merrill
                                          February 28, 2002

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last completed fiscal year, John D. Macomber, John F. Akers and Dina Merrill served on the Compensation Committee. None of these individuals has ever served as an officer or employee of the Firm.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows, for the years ended November 30, 2001, 2000 and 1999, as applicable, the cash and other compensation paid or accrued and certain long-term awards made to the Chairman and Chief Executive Officer (the "CEO") and to the Company's four most highly compensated executive officers other than the CEO for services in all capacities. Mr. Isaacs became an Executive Officer in Fiscal 2000. All such named Executive Officers, other than the CEO, received the same total compensation, based on the same broad financial and other performance goals. The Compensation Committee believes this compensation structure will build a team/partnership approach at the most senior level of the Firm.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                        ANNUAL COMPENSATION            -----------------------
        NAME AND PRINCIPAL                     -------------------------------------   RESTRICTED   SECURITIES
           POSITION AT               FISCAL                            OTHER ANNUAL    STOCK UNIT   UNDERLYING      ALL OTHER
        NOVEMBER 30, 2001             YEAR      SALARY      BONUS      COMPENSATION    AWARDS(A)     OPTIONS     COMPENSATION(B)
----------------------------------  --------   --------   ----------   -------------   ----------   ----------   ----------------
R. S. Fuld, Jr....................    2001     $750,000   $4,000,000        $0         $6,785,299    450,000         $12,517
Chairman and Chief                    2000      750,000    8,750,000         0         13,572,896    800,000          13,710
Executive Officer                     1999      750,000    4,500,000         0         7,500,350     800,000           8,778
J. M. Gregory.....................    2001     $450,000   $2,800,000        $0         $4,642,616    350,000         $ 6,373
Chief Administrative                  2000      450,000    8,050,000         0         7,857,992     600,000           5,339
Officer                               1999      450,000    3,550,000         0         4,285,914     700,000           4,810
J.M. Isaacs.......................    2001     $450,000   $2,800,000        $0         $4,642,616    350,000         $ 9,499
Chief Executive Officer--             2000      450,000    8,050,000         0         7,857,992     600,000           7,200
Europe and Asia
B. H. Jack........................    2001     $450,000   $2,800,000        $0         $4,642,616    350,000         $     0
Head of Investment                    2000      450,000    8,050,000         0         7,857,992     600,000               0
Banking Division                      1999      450,000    3,550,000         0         4,285,914     700,000               0
J. Vanderbeek.....................    2001     $450,000   $2,800,000        $0         $4,642,616    350,000         $   904
Head of Capital Markets               2000      450,000    8,050,000         0         7,857,992     600,000           1,084
Division                              1999      450,000    3,550,000         0         4,285,914     700,000             709

------------------------------

(a) The values indicated are calculated by multiplying the closing market price of the Common Stock on the dates the awards were granted by the number of shares awarded. RSUs are actually subject to significant vesting and forfeiture restrictions and pursuant to the terms of the awards cannot be sold or transferred until they convert to Common Stock on November 30, 2006. Dividends are payable by the Company on all such holdings from their respective dates of award, and are reinvested in additional RSUs. The total number of RSUs granted for Fiscal 2001 that underlies the value shown for each of Messrs. Fuld, Gregory, Isaacs, Jack and Vanderbeek was 145,482.39, 95,492.98, 95,492.98, 95,492.98 and 95,492.98, respectively. Of such RSUs,
    35% will vest on November 30, 2004 and the balance will vest on November 30, 2006. Notwithstanding the foregoing, RSUs may become vested (and may convert to Common Stock) sooner upon certain termination events or upon death or disability.

   Including the RSUs described immediately above, as of November 30, 2001, the total number of RSUs held by Messrs. Fuld, Gregory, Isaacs, Jack and Vanderbeek was 2,644,127.92, 1,763,779.83, 371,900.72, 1,294,738.02 and
    1,294,738.02, respectively. The value of these holdings at the November 30, 2001 closing price per share of Common Stock of $66.15 was $174,909,062, $116,674,036, $24,601,233, $85,646,920 and $85,646,920, respectively.
    Included in the total number of RSUs for Messrs. Fuld, Gregory, Jack and Vanderbeek are the following amounts of RSUs based on 1996 PSU awards:
    441,505.30, 331,128.98, 220,752.63 and 220,752.63, respectively. Also included in the total number of RSUs for Messrs. Fuld, Gregory, Jack and Vanderbeek are the following amounts of RSUs based on 1997 PSU awards:
    525,389.68, 346,755.99, 262,692.84 and 262,692.84, respectively.

(FOOTNOTES CONTINUED NEXT PAGE)

(b) The amount reported under "All Other Compensation" for Mr. Isaacs represents the Firm's contribution under its U.K. defined contribution pension plan. The other amounts reported under "All Other Compensation" for Fiscal 2001 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan, which was established in 1985, and the Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.

    The following table contains information concerning the grant of nonqualified stock options in Fiscal 2001 to the named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     NUMBER OF      PERCENT OF
                                    SECURITIES    TOTAL OPTIONS
                                    UNDERLYING      GRANTED TO       EXERCISE                   GRANT DATE
                                      OPTIONS       EMPLOYEES      OR BASE PRICE   EXPIRATION    PRESENT
NAME                                GRANTED (A)   IN FISCAL YEAR     PER SHARE        DATE      VALUE (B)
----                                -----------   --------------   -------------   ----------   ----------
R. S. Fuld, Jr....................    450,000          2.1            $51.125      11/30/2005   $4,500,000
J. M. Gregory.....................    350,000          1.7             51.125      11/30/2005    3,500,000
J. M. Isaacs......................    350,000          1.7             51.125      11/30/2005    3,500,000
B. H. Jack........................    350,000          1.7             51.125      11/30/2005    3,500,000
J. Vanderbeek.....................    350,000          1.7             51.125      11/30/2005    3,500,000

------------------------

(a) Five-year nonqualified stock options were granted on December 1, 2000 with terms providing for exercisability in four and one-half years and for accelerated exercisability, to no earlier than the third anniversary of the grant date, in one-third increments if the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") reaches $70.00, $80.00 and $90.00, respectively, for 15 out of 20 consecutive trading days. The price of the Common Stock increased during Fiscal 2001 such that exercisability is accelerated for one-third of such options. Notwithstanding the foregoing, the options may become exercisable without regard to the three-year holding period upon certain termination events occurring after May 1, 2002, and without regard to either the holding period or the stock price thresholds upon death or disability.

(b) These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula that is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options, neither of which was true for the options granted to the named Executive Officers at the time of grant. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below. These hypothetical present values are presented pursuant to SEC rules even though there is no assurance that such values will ever be realized. The actual amount, if any, realized upon the exercise of stock options would depend upon the market price of Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

    The following assumptions were used in employing the Black-Scholes option pricing model: an exercise price equal to the closing price of the Common Stock on the date of grant; an expected option life of two and one-half years; a dividend rate of $0.22 per share; a risk-free rate of return equal to the yield for the U.S. Treasury Strip security with a maturity date closest to the expected option life of the grant; an expected Common Stock price volatility rate of 40% per annum; and a 10% per annum adjustment for nontransferability or risk of forfeiture.

    The following table sets forth information concerning the exercise of stock options during Fiscal 2001 by each of the named Executive Officers and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                                                                 FISCAL YEAR END            AT FISCAL YEAR END (A)
                           SHARES ACQUIRED      VALUE      ---------------------------   ----------------------------
NAME                         ON EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                       ---------------   -----------   -----------   -------------   ------------   -------------
R. S. Fuld, Jr...........     1,440,000      $93,648,100    2,456,640       450,000      $100,650,066    $6,761,250
J. M. Gregory............       622,348       36,950,799    1,900,000       350,000        76,034,970     5,258,750
J. M. Isaacs.............             0                0      921,143       389,265        33,688,999     7,053,651
B. H. Jack...............       369,236       20,030,406    1,764,500       350,000        70,361,761     5,258,750
J. Vanderbeek............       354,000       22,125,000    1,900,000       350,000        76,034,970     5,258,750

------------------------

(a) Aggregate values shown above represent the excess of $66.15 per share, the closing price of the Common Stock on November 30, 2001 on the NYSE, over the respective exercise prices of the options. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected above will be realized.

                                PENSION BENEFITS

    The Lehman Brothers Holdings Inc. Retirement Plan (the "U.S. Pension Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible U.S. employees.

    All U.S. employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the U.S. Pension Plan. The U.S. Pension Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Savings Plan and certain other health plan deferral amounts) up to the applicable Internal Revenue Service maximum. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the social security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a nonforfeitable right to their accrued benefits upon completing five years of vesting service. As of January 31, 2002, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Gregory, Jack and Vanderbeek are approximately $103,228, $113,065, $103,097 and $110,735, respectively.

    Mr. Isaacs is a participant in the Lehman Brothers Pension Scheme (the "U.K. Pension Plan"), a defined contribution plan covering all U.K. employees of Lehman Brothers Ltd. who have completed one year of service, attained the age of 25 and are under 60 years of age. The Firm's contribution under the U.K. Pension Plan for Fiscal 2001 for Mr. Isaacs is reported in the Summary Compensation Table above.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company has adopted a nonqualified, noncontributory Supplemental Retirement Plan (the "SRP") covering the Executive Officers, with benefits payable to those who upon retirement are at least age 60 and who have completed at least five years of service, or whose age plus years of service equals or exceeds the sum of 85. The SRP is a defined benefit plan, and also provides for the payment of reduced benefits payable at age 60 if upon retirement the participant is above age 45 or has completed five years of service. Benefits are not payable in cases of termination by the Company or employment by a competitor. In addition, in Mr. Isaacs' case eligibility for SRP benefits is subject to continued employment through December 1, 2004. As of January 31, 2002, the estimated annual projected benefits payable upon retirement at age 60 for Mr. Fuld are $1.25 million, and for each of Messrs. Gregory, Isaacs, Jack and Vanderbeek are $700,000. In the event of a change in control, vesting is accelerated.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

    Pursuant to its authority to accelerate vesting and waive the transfer restrictions for grants of RSUs, in 1994 the Compensation Committee determined to provide for the acceleration of vesting and the waiver of transfer restrictions of the RSUs received by the Executive Officers (and made comparable provisions for all other employees) in the event of a hostile change of control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. To the extent there is a change of control which is not hostile, then the RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options held by the Executive Officers and all other employees. In the case of 1996 PSU award grants and 1997 PSU award grants, an additional number of RSUs would be payable following a change of control equal to approximately 90% and 160%, respectively, of the number of RSUs otherwise payable (which aggregate payouts, upon a change of control, would represent the full awards earned pursuant to the performance formula). In addition, under a Cash Awards Plan, if a change of control occurs within six months after a grant of RSUs, then the Chief Executive Officer receives a payment equal to 350% of his previous annual cash compensation, the Chief Administrative Officer shall receive 300% and the other participants shall receive from 200% to 300%.

                               PERFORMANCE GRAPH

    The performance graph below illustrating cumulative stockholder return compares the performance of the Common Stock, measured at each of the Company's last five fiscal year-ends, with that of (1) an index (the "Peer Group Index") originally comprised of the common stocks of The Bear Stearns Companies Inc., Donaldson, Lufkin & Jenrette, Inc., J.P. Morgan & Co. Incorporated and Paine Webber Group, Inc., (2) the S&P 500 Index and (3) the S&P Financial Index.

    The Peer Group Index includes the common stocks of Donaldson, Lufkin & Jenrette, Inc., Paine Webber Group, Inc. and J.P. Morgan & Co. Incorporated only through October 31, 2000, October 31, 2000 and December 31, 2000 (each a "Peer Group Change Date"), respectively, the last month-ends preceding the dates that such companies ceased to be publicly traded as a result of being acquired by other entities. These acquisitions have resulted in a Peer Group Index that is based on the performance of a single entity since January 1, 2001. Therefore, the Company has elected to replace the Peer Group Index with the S&P Financial Index, and will omit the Peer Group Index results from its future proxy statement performance graphs.

    The graph assumes $100 was invested in the Common Stock and each index on November 30, 1996, and that all dividends were reinvested in full. The investment in the stocks comprising the Peer Group Index has been weighted at the beginning of each measurement period and also following each Peer Group Change Date according to the issuing companies' market capitalizations, in accordance with SEC rules.

                            CUMULATIVE TOTAL RETURN
                FOR LEHMAN BROTHERS HOLDINGS INC. COMMON STOCK,
     A PEER GROUP INDEX, THE S & P 500 INDEX AND THE S & P FINANCIAL INDEX

                                 [Graphic Omitted]

                                                                  CUMULATIVE TOTAL RETURN (IN DOLLARS)
                                                     ---------------------------------------------------------------
                                                     11/30/96   11/29/97   11/28/98   11/30/99   11/30/00   11/30/01
                                                     --------   --------   --------   --------   --------   --------
Lehman Brothers Holdings Inc.......................   100.00     174.68     173.69     266.97     348.24     466.58
Peer Group.........................................   100.00     128.31     150.82     183.66     167.70     195.88
S & P 500 Index....................................   100.00     128.51     158.92     192.13     184.02     161.53
S & P Financial Index..............................   100.00     135.96     155.88     168.72     191.24     185.80

                      CERTAIN TRANSACTIONS AND AGREEMENTS
                     WITH DIRECTORS AND EXECUTIVE OFFICERS

    In the ordinary course of business, the Firm from time to time engages in transactions with other corporations or financial institutions whose officers or directors are also Executive Officers or Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the Directors or Executive Officers of the Company or those of the other corporations or financial institutions involved.

    From time to time, Executive Officers and Directors of the Company and their associates may be indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be indebted to LBI, as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such Executive Officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as investment services, limited partnership investments and financial counseling, on terms similar to those extended to employees of the Company generally. From time to time since the beginning of Fiscal 2001, the Company, through certain of its subsidiaries, in the ordinary course of business has provided investment, financial advisory and other services to certain corporations and entities with which certain of its Directors and prior Directors are affiliated.

    Throughout Fiscal 2001 the Company was party to a consulting agreement with Henry Kaufman & Company, Inc. ("HK Company") pursuant to which HK Company will provide, upon request, advice to the Firm on global initiatives, economic forecasts and other matters. HK Company receives a consulting fee of $12,500 per month. Henry Kaufman, a Director of the Company, is a principal of HK Company. The contract expires in April 2002, subject to renewal by agreement of the parties.

    Lehman Brothers Real Estate Capital Partners I, L.P. ("Real Estate I") is a limited partnership established in 2001 to provide senior officers and other employees, directors and consultants of the Firm with the opportunity to invest in a private equity fund. Real Estate I will co-invest with a Lehman Brothers subsidiary and with the Lehman Brothers Real Estate Fund, a private equity fund organized by the Company for third party investors, generally in proportions based upon the respective outstanding capital commitments of the investing entities. A subsidiary of the Company acts as general partner for Real Estate I. The investment objective of Real Estate I is to seek substantial capital appreciation through real estate investments. Real Estate I has capital commitments of $120 million from the limited partners and $1.2 million from the general partner. Each of the Company's Executive Officers except for Mr. Isaacs, and in addition Mr. Stephen Lessing, Senior Client Relationship Manager and Head of Private Client Group, are limited partners in Real Estate I. Distributions of investment proceeds in respect of a real estate investment generally will be made to the limited partners and the general partner pro rata in proportion to each of their capital contributions until their capital is returned, and any subsequent profits generally will be divided 90% to the limited partners and 10% to the general partner.

    Lehman Brothers Venture Capital Partners II, L.P. ("Venture Capital II") is a limited partnership established in 2001 to provide senior officers and other employees, directors and consultants of the Firm with the opportunity to invest in a private equity fund. Venture Capital II will co-invest with a Lehman Brothers subsidiary and with the Lehman Brothers Venture Capital II Fund, a private equity fund organized by the Company for third party investors, generally in proportions based upon the respective outstanding capital commitments of the investing entities. A subsidiary of the Company acts as general partner for Venture Capital II. The investment objective of Venture Capital II is to seek substantial capital appreciation through venture capital investments. Venture Capital II has capital commitments of $60 million from the limited partners and $0.6 million from the general partner. Mr. Berlind, each of the Company's Executive Officers and Mr. Lessing are limited partners in Venture Capital II. Distributions of investment proceeds in respect of a venture capital investment generally will be made to the limited partners and the general partner pro rata in proportion to each of their capital contributions until their capital is returned, and any subsequent profits generally will be divided 90% to the limited partners and 10% to the general partner.

    Lehman Brothers Capital Partners III, L.P. ("Capital Partners III") is a limited partnership established in 1995 to provide senior officers and other employees, directors and consultants of the Firm with the opportunity to invest in a portfolio of investment opportunities. Capital Partners III enters into high-risk investment opportunities of all kinds in all markets globally. Each of the Executive Officers and Messrs. Berlind and Kaufman are limited partners in Capital Partners III. As of January 31, 2002, the Company as general partner has made capital contributions to Capital Partners III of $149.1 million and the limited partners have contributed an aggregate of $18.6 million. The amount of the general partner's capital contribution, together with a fixed return thereon, will generally be distributed to the general partner before any distributions are made to the limited partners. After the general partner has received back its capital contribution and fixed return, the limited partners receive back their respective capital contributions; thereafter, any subsequent profits are allocated 90% to the limited partners and 10% to the general partner. During Fiscal 2001, Messrs. Berlind, Kaufman, Fuld, Goldfarb, Gregory, Jack, Vanderbeek and Lessing, received $274,038 and 3,264 shares of common stock of L-3 Communications Holdings, Inc. (such stock, the "L-3 Common Shares"), $274,038 and 3,264 L-3 Common Shares, $959,133 and 11,424 L-3 Common Shares,
$66,145 and 816 L-3 Common Shares, $685,095 and 8,160 L-3 Common Shares, $274,038 and 3,264 L-3 Common Shares, $342,547 and 4,080 L-3 Common Shares, and $548,076 and 6,528 L-3 Common Shares, respectively, in distributions as limited partners of Capital Partners III.

                    CERTAIN TRANSACTIONS AND AGREEMENTS WITH
                       AMERICAN EXPRESS AND SUBSIDIARIES

    Until January 2001 Lehman Brothers Financial Resource Accounts included, as one of the features of the integrated financial services accounts, the Gold Card issued by American Express Travel Related Services Company, Inc. ("TRS"), for which LBI paid TRS a portion of the fees received from the holders. TRS also provides the Corporate Card to employees of the Firm, for which TRS has waived all annual fees. In January 1994, the Company agreed to consolidate all of the Firm's domestically initiated business travel reservations through the TRS Travel Center in Omaha. Such arrangements with respect to the Corporate Card and travel services continue to be in effect.

    In August 1990, American Express agreed to guarantee certain payments to employees who were then active employees of the Company under certain deferred compensation programs. As of January 31, 2002, deferred compensation with an aggregate balance of approximately $62 million was covered by this guarantee. The Company pays American Express an annual fee equal to 0.625% on approximately 60% of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee.

    On June 28, 1991, the Company sold its subsidiary, The Balcor Company, to a wholly owned subsidiary of American Express. In connection therewith, an interest bearing note in the principal amount of approximately $88.4 million was repaid to the Company by American Express in December 2000.

    The Firm, from time to time, provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Firm, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. In addition to the services referred to above, American Express and its subsidiaries provide banking and other financial services to the Firm. All of these transactions are done on an arm's-length basis with customary fees.

    The Company and American Express entered into an Agreement dated May 26, 1994 (the "Tax Allocation Agreement"), which provided for the allocation, settlement and payment of the Company's federal, state and local income tax liabilities for the years during which the Company and any of its subsidiaries were included in the American Express consolidated Federal income tax return or any combined or unitary state and local tax returns. Under the terms of the Tax Allocation Agreement, American Express retained significant control and discretion over issues relating to the allocation, settlement and payment of the covered tax liabilities, including the resolution of proposed audit adjustments. For income tax filings relating to periods commencing on or after June 1, 1994 (the date of the Company's spin-off from American Express), the Company files its own consolidated Federal income tax return and applicable state and city filings.

    The Company, LBI and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property"). The Co-tenants' relationship with respect to the Property is governed by an Agreement of Tenants-In-Common. The agreement provides, among other things, that each Co-tenant is obligated to pay its proportionate share of all Property obligations and limits the actions that may be taken by individual Co-tenants. The AXP Co-tenants and LB Co-tenants were liable, on a limited recourse basis, for their proportionate share of the debt (zero-coupon notes which matured in December 2000) issued by the Co-tenants to finance the Property. The LB Co-tenants' share of such debt as of December 12, 2000, the date such notes were repaid, amounted to approximately $223.2 million and until repayment had been guaranteed by American Express.

                                   PROPOSAL 2
            RATIFICATION OF THE COMPANY'S SELECTION OF ITS AUDITORS

    The Board of Directors recommends to the Stockholders that they ratify the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for the fiscal year ending November 30, 2002.

    The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the selection of auditors.

    In the event that the Stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

    A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                     ERNST & YOUNG LLP FEES FOR FISCAL 2001

    AUDIT FEES. Audit fees billed to the Company by Ernst & Young LLP with respect to the Fiscal 2001 financial statements were $5,750,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No services were performed by, or fees incurred to, Ernst & Young LLP in connection with financial information systems design and implementation projects for Fiscal 2001.

    ALL OTHER FEES. All other fees billed by Ernst & Young LLP with respect to Fiscal 2001 were $7,700,000, including audit related services of $6,100,000 and other non-audit services of $1,600,000. Audit related services generally include fees for statutory and employee benefit plan audits, other attest services for certain subsidiary companies, accounting consultations, due diligence work on certain assets acquired by the Company and work on SEC registration statements.

    The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining Ernst & Young's independence.

                             AUDIT COMMITTEE REPORT

    The Audit Committee of the Company's Board of Directors is composed of three non-employee Directors and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of the Company's independent auditors.

    Management is responsible for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. It should be noted that the Committee members are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Committee members rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

    In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

    The Company's independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

    Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2001 for filing with the Securities and Exchange Commission.

                                        Audit Committee:
                                        Roger S. Berlind, Chairman
                                        Michael L. Ainslie
                                        Thomas H. Cruikshank
                                        February 28, 2002

                                 OTHER MATTERS

    Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

    You are urged to sign, date and return the enclosed proxy card as promptly as possible, using the prepaid envelope provided for such purpose, or to vote online or by telephone according to the instructions on the proxy. It is hoped that registered Stockholders will give us advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card or by registering their intention when voting online or by telephone.

    If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company, Mr. Jeffrey
A. Welikson, at (212) 526-0858 or at jwelikso@lehman.com. Directions to the meeting are on the last page of this Proxy Statement.

    HOUSEHOLDING. In accordance with a notice sent previously to certain beneficial owners holding shares in street name (for example, through a bank, broker or other holder of record) and who share a single address with other similar holders, only one annual report and proxy statement is being sent to that address unless contrary instructions were received from any shareholder at that address. This practice, known as "householding," is designed to reduce printing and postage costs. Any of such beneficial owners may discontinue householding by writing to the address or calling the telephone number provided for such purpose by their holder of record. Any such shareholder may also request prompt delivery of a copy of the annual report or proxy statement by contacting the Company at (212) 526-0858 or by writing to the Corporate Secretary, Lehman Brothers Holdings Inc., 399 Park Avenue, 11th Floor, New York, New York 10022.

    Other beneficial owners holding shares in street name may be able to initiate householding if their holder of record has chosen to offer such service, by following the instructions provided by the record holder.

    DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S MEETING. Stockholders who intend to present proposals for inclusion in the proxy material to be distributed by the Company in connection with the Company's 2003 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company on or before October 31, 2002.

    In addition, in accordance with Article II, Section 9 of the Company's By-Laws, in order to be properly brought before the 2003 Annual Meeting by a Stockholder, notice of a matter must be received by the Company no later than January 9, 2003.

                                        Jeffrey A. Welikson
                                        Secretary

New York, New York
February 28, 2002

                DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.
                      2002 ANNUAL MEETING OF STOCKHOLDERS

    The 2002 Annual Meeting of Stockholders will be held at 399 Park Avenue, on the east side of midtown Manhattan, between 53rd and 54th Streets and Park and Lexington Avenues. The building is in the vicinity of several subway lines, and is also readily accessed by bus, taxicab or automobile. PERSONS ATTENDING THE ANNUAL MEETING MUST ENTER THE 399 PARK AVENUE BUILDING THROUGH ITS LEXINGTON AVENUE ENTRANCE. ALL PERSONS WISHING TO BE ADMITTED MUST PRESENT PHOTO IDENTIFICATION.

                         LEHMAN BROTHERS HOLDINGS INC.

                    Proxy for Annual Meeting of Stockholders

               This proxy is solicited by the Board of Directors

     Joseph Polizzotto, Thomas A. Russo and Jeffrey A. Welikson or each of them (with full power to act without the others and with full power of substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on April 9, 2002, and any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side hereof, which are set forth in detail in the accompanying Proxy Statement.

     This proxy revokes all previous proxies. UNLESS SPECIFIED TO THE
CONTRARY, IT WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the Annual Meeting or any adjournment thereof.

                   (Continued, and to be signed and dated, on the reverse side.)


                                    LEHMAN BROTHERS HOLDINGS INC.
                                    P.O. BOX 11034
                                    NEW YORK, N.Y. 10203-0034

[  ] Mark here if you plan to attend the meeting.
[  ] To change your address, please mark this box.

LEHMAN BROTHERS                          VOTE BY TELEPHONE OR INTERNET
LEHMAN BROTHERS HOLDINGS INC.            24 HOURS A DAY, 7 DAYS A WEEK
745 SEVENTH AVENUE
NEW YORK, NY 10019

TELEPHONE
1-888-216-1290

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below; then just follow the simple directions.

INTERNET
https://www.proxyvotenow.com/leh

Use the internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below; then just follow the simple directions.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.


    Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

                                          -------------------------------------
                                          If you have submitted your proxy by
                                          telephone or the internet there is no
                                          need for you to mail back your proxy.
                                          -------------------------------------



                                              ----------------------------
                                                  CONTROL NUMBER FOR
                                              TELEPHONE OR INTERNET VOTING
                                              ----------------------------

                      DETACH PROXY CARD HERE IF YOU ARE NOT
                         VOTING BY TELEPHONE OR INTERNET
-------------------------------------------------------------------------------


          The Board of Directors recommends a vote FOR all nominees and
                             FOR proposal 2.

1.   Election of Class I Directors
     Nominees: 01-Michael L. Ainslie, 02-John F. Akers, 03-Richard S. Fuld, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

FOR all                    WITHHOLD                           EXCEPTIONS
                           for all

*Exceptions_____________________________________________________________________

2.   Ratification of Ernst & Young LLP as independent auditors for the fiscal
     year 2002.                                    FOR     AGAINST    ABSTAIN

3. To act on any other business which may properly come before the Annual Meeting or any adjournment thereof.




                                           IMPORTANT: Please sign exactly as
                                           your name or names appear hereon and
                                           when signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such. If
                                           the signature is by a corporation, a
                                           duly authorized officer should sign
                                           in full corporate name. Dated
                                           ______________________________

                                           Share Owner sign here _______________
                                           Co-Owner sign here    _______________


PLEASE SIGN, DATE AND MAIL YOUR PROXY      VOTES MUST BE INDICATED
CARD PROMPTLY IN THE ENCLOSED ENVELOPE     (X) IN BLACK OR BLUE INK. X
UNLESS YOU HAVE VOTED BY TELEPHONE OR
INTERNET.

Dear Incentive Plans Participant:

The Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on April 9, 2002. State Street Bank and Trust Company, as Trustee of the 1997 Trust under Lehman Brothers Holdings Inc. Incentive Plans, will vote the shares held in the Trust as directed by Participants who have Voting Awards allocated to their accounts.

Enclosed in this package are the following materials:

    - Chairman's letter, notice of 2002 Annual Meeting of Stockholders and Proxy Statement explaining the matters to be voted on by stockholders at the meeting

    - Proxy voting instruction card

    - Postage paid return envelope

As a Participant holding Voting Awards under the Plans, you may direct the Trustee how to vote the number of shares of Lehman Brothers Holdings Inc. held in the Trust equivalent to the Voting Awards allocated to you, according to the formula described below. To do so, please place an X in the appropriate boxes on your proxy card, sign and date the card, and return it in the enclosed postage paid envelope. Alternatively, you may direct the Trustee how to vote your shares by telephone or online according to the instructions on the proxy card. Your votes with respect to the matters set forth in the Proxy Statement will not be confidential.

Participants' number of votes will be determined by multiplying the total number of Trust shares existing on the Record Date by a number determined by dividing the number of Voting Awards you own by the total number of Voting Awards voted. For example: if the Trust holds 1,000 shares on the Record Date, you hold 50 Voting Awards, and 600 Awards vote, the vote allocated to you would equal
1,000 X 50/600 or 83.33 votes.

BECAUSE YOUR VOTE IS IMPORTANT, YOU ARE STRONGLY ENCOURAGED TO PROVIDE YOUR VOTING INSTRUCTIONS TO THE TRUSTEE AS SOON AS POSSIBLE.

Sincerely,

STATE STREET BANK AND TRUST COMPANY